ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated July 29, 1998, is entered into by and between BARD ACCESS SYSTEMS, INC., a Utah corporation ("BAS"), GESCO INTERNATIONAL, INC., a Massachusetts corporation ("GII"), and UTAH MEDICAL PRODUCTS, INC., a Utah corporation ("Purchaser"). BAS and GII shall be collectively referred to herein as the "Sellers".

                                   AGREEMENT

     1.   Purchase and Sale of Assets.

          1.1 Transfer of Assets. In consideration of and in exchange for the payment by Purchaser of the Purchase Price defined in Section 3, and subject to the terms and conditions of this Agreement, Purchaser shall acquire at the closing provided for in Section 4 (the "Closing") from Sellers, and Sellers shall transfer, assign and deliver at the Closing to Purchaser, the Assets defined in Section 1.2. All of the Assets shall be transferred, assigned and conveyed by appropriate instruments reasonably satisfactory to legal counsel for Purchaser.

          1.2 Assets. As used herein, the term "Assets" shall mean, except as provided in Section 1.3, all of the assets, properties, rights and business of or relating exclusively to or in any way used exclusively in connection with Seller's (BAS) Gesco neonatal product line (as such neonatal products are identified on attached Schedule 1.2) (the "Products" or the "Product Line"), of every type and description, tangible and intangible, related exclusively to the business of the Product Line as a going concern, including without limitation: goodwill; all patents, and copyrights and all pending applications or applications in process therefor and interests thereunder, including without limitation those listed in Schedule 5.11; all Sellers' present techniques, inventions, practices, designs, manufacturing, or other processes, flowcharts, procedures, and specifications, knowledge, trade secrets, skill, experience, results of clinical tests or trials, and other proprietary information relating exclusively to the Product Line (the "Know-How"); Product documentation, drawings, manuals, quality assurance records; product bills of material including vendor information, the machinery, equipment molds, tooling, fixtures and other fixed assets listed in Schedule 5.10 used exclusively to manufacture the Products; Transferable Inventory as defined in Section 5.12; rights under certain Contracts listed in Schedule 5.13 as Contracts to be assigned to and assumed by Purchaser; books and records; all computer software, magnetic media and other memory, procedures manuals, forms and related records and information; all promotional and advertising material, market research, business plans and projections and other such items; all governmental regulatory licenses and permits that relate exclusively to the Product Line as listed on Schedule 5.14 and that can be transferred by Sellers to Purchaser without violation of any law or governmental regulation; and all other assets, properties and rights of every kind and nature owned, held by, attributable to or in any way used in connection with the Product Line as of the Closing Date (as defined in Section 4.2 below), whether or not specifically referred to in this Agreement.

          1.3 Excluded Assets. Notwithstanding the provisions of Section 1.2, the Assets shall not include, and Sellers shall specifically retain, any rights as lessee under all real property leases to which either of the Sellers is a party; the Product Line's cash and accounts receivables arising out of sales of Products prior to the Closing Date; any hazardous substances or toxic materials; any contracts or agreements not listed in Schedule 5.13 as assigned to and assumed by Purchaser or otherwise expressly assumed by Purchaser; and any other assets listed on Schedule 1.3.

          1.4  LIMITED ASSUMPTION OF LIABILITIES.

               1.4.1 Liabilities Assumed. Purchaser agrees to deliver to Sellers at the Closing an Assumption Agreement in the form attached hereto as
Exhibit 1.4.1 (the "Assumption Agreement") pursuant to which Purchaser assumes the following obligations of Sellers: (i) Sellers' obligations pursuant to the distributor contracts set forth on Schedule 5.13 attached hereto (the "Distributor Contracts") and (ii) Sellers' obligations pursuant to the vendor contracts set forth on Schedule 5.13 attached hereto (the "Vendor Contracts").

               1.4.2 Liabilities Not Assumed. THE PARTIES AGREE THAT PURCHASER SHALL NOT ASSUME OR BE LIABLE FOR, AND SELLERS EXPRESSLY AGREES TO REMAIN LIABLE FOR AND INDEMNIFY PURCHASER WITH RESPECT TO, ALL LIABILITIES, OBLIGATIONS, CONTRACTS AND COMMITMENTS OF SELLERS OF EVERY KIND AND NATURE, WHETHER ACCRUED NOW OR HEREAFTER, WHETHER FIXED OR CONTINGENT, AND WHETHER KNOWN OR UNKNOWN, EXCEPT ONLY FOR THE OBLIGATIONS UNDER THE DISTRIBUTOR CONTRACTS AND VENDOR CONTRACTS SPECIFICALLY ASSIGNED TO PURCHASER HEREUNDER AND LISTED ON
SCHEDULE 5.13 AS DISTRIBUTOR CONTRACTS AND VENDOR CONTRACTS TO BE ASSUMED BY PURCHASER. Without limiting the generality of the foregoing and for emphasis only, Purchaser shall not assume and shall not be liable for any obligations of Sellers arising out of the following: (i) any tax liability, including income, sales, franchise, employment, excise or other taxes, as well as fines and penalties thereon, arising out of the Assets prior to the Closing or arising out of the transactions contemplated by this Agreement; (ii) any pending or threatened litigation, including but not limited to any claim which arises out of the dispute set forth in Schedule 5.6 attached hereto; (iii) any actions arising out of product liability claims for Products manufactured by Sellers, regardless of when such Products are sold; (iv) environmental claims, actions or investigations based upon or arising out of any law or regulation relating to pollution or protection of health or handling of waste; and (v) commissions payable to distributors pursuant to Section 2 of the Distributor Contracts for sales of products, which appear on Schedules C attached thereto, by Sellers or Purchaser to end users.

               1.4.3     Product Returns.   Notwithstanding the foregoing,
Purchaser shall assume Sellers' obligations for returns of Products from the Closing Date through December 31, 1998 for those Products which have been sold prior to the Closing Date by Sellers pursuant only to those Distributor Contracts in which the non-Seller parties to such contracts are distributors and not end-users. As an additional qualification, Purchaser shall only assume Sellers' obligations for such Product returns from any such distributor up to an aggregate amount which is equal to the amount of net revenue received by Purchaser for sales of Products to such distributor after the Closing Date through December 31, 1998 ("Distributor Return Limit"). Sellers shall continue to be liable for all returns of Products sold by Sellers in excess of the Distributor Return Limits and for all returns from end user customers.
Purchaser agrees to purchase from Sellers all resalable Products returned to Sellers by distributors in excess of the Distributor Return Limit at a cost equal to Purchaser's standard cost for such Product.

     2.   Transition Plan and Agreements.

          2.1 Transition Plan. "Transition Plan" means the plan for the transition of the manufacture of the Products in compliance with all applicable laws, rules, regulations and other regulatory or governmental approvals from Sellers to Purchaser, which plan is attached as Exhibit "A." Sellers agree to perform all of Sellers' obligations set forth in the Transition Plan and to otherwise reasonably assist Purchaser in accomplishing the objectives of the Transition Plan. The date on which Purchaser acknowledges that such transition has been completed, which date shall be no later than December 31, 1998, is referred to as the "Transition Completion Date." In addition to the other terms and conditions of the Transition Plan, Purchaser shall give Sellers prior written notice of Purchaser contacting employees of Sellers which hold those certain positions identified in the Transition Plan for purposes of recruiting such employees to work for Purchaser. For any other employee which Purchaser desires to contact for purposes of employment recruiting for the period from the Closing Date through December 31, 1998, Purchaser shall solicit Sellers' prior written consent, which shall not be unreasonably withheld.

          2.2  Non-Compete Agreement.

               2.2.1 During the period commencing with the Closing Date and terminating five (5) years thereafter (the "Covered Period"), Sellers, on behalf of themselves and their Affiliates (as defined in Section 10.1 below), agree that they will not, directly or indirectly as agent, consultant, independent contractor, partner, shareholder, or principal of, any corporation, partnership, proprietorship, firm, association, or other entity (except for ownership of no more than 10% of the outstanding equity of a publicly traded company), engage in any activity that involves the development or commercialization of any products or group of products substantially similar to or competitive with the Products (a "Competing Business") in any territory in which the Products have been marketed by Sellers or were contemplated to be marketed by Sellers or in any market in which Sellers have otherwise carried on their business prior to the date hereof so long as Purchaser (or any successor to Purchaser's rights to the Products) continues to develop, manufacture or sell the Products; provided however, that nothing herein shall prevent Sellers or their Affiliates from manufacturing, marketing, selling or distributing those products commercially available as of the date of this Agreement from Sellers or their Affiliates, including without limitation, the PVC feeding tube devices and polyurethane urinary drainage bags devices available from the Bard Medical Division or C.R. Bard, Inc. For purposes of clarification and without limiting the covenant set forth herein, Sellers agree that they shall not license the "Gesco" trademark to any other provider of neonatal products during the Covered Period.

               2.2.2 The covenant set forth in Section 2.2.1 above shall not be deemed to prohibit Sellers or their Affiliates from acquiring the stock or assets of any entity (an "Acquired Business") which operates a Competing Business so long as: (i) the Competing Business contributed less than Three Million Dollars ($3,000,000) to such Acquired Business' most recent fiscal year revenue, or annualized portion thereof for which Sellers have relevant financial information; or (ii) the Competing Business contributed Three Million Dollars ($3,000,000) or more to such Acquired Business' most recent fiscal year revenue, or annualized portion thereof for which Sellers have relevant financial information, and Sellers, or their Affiliates, as the case may be, follow the right of first option and right of first refusal procedures set forth immediately below in this Section 2.2.2.

     In the event of condition (ii) above, Sellers, or their Affiliates, as the case may be, shall offer Purchaser, before offering to any third party, the opportunity to purchase the subject Competing Business (a "Right of First Offer") pursuant to a written notice containing the material terms of such offer (the "Offer Notice"). Purchaser shall have thirty (30) calendar days to accept or reject the terms set forth in the Offer Notice or to negotiate new terms. In the event Purchaser does not accept the terms in the Offer Notice or does not have new terms agreed to by Sellers (or their Affiliates, as the case may be) within such thirty (30) calendar days, Sellers and their Affiliates are free to offer the sale of the Competing Business to a third party. In the event any such offer to a third party is on terms which are more favorable to such third party than were set forth in the Offer Notice or otherwise offered by Purchaser during its negotiations for the Competing Business, Seller, or its Affiliates, as the case may be, shall offer such more favorable terms to Purchaser as if such terms were a new Offer Notice (a "Right of First Refusal"). Purchaser shall have thirty (30) calendar days to accept or reject the terms of such new Offer Notice. Should Purchaser not accept such terms, Sellers, or their Affiliates, shall be free to sell the Competing Business on the terms in the new Offer Notice to the third party to which such offer was originally made.

     In the event of condition (i) above, if Sellers, or their Affiliates, as the case may be, desire to sell the Competing Business, they shall offer Purchaser the opportunity to purchase the Competing Business, prior to offering it to any third party and shall follow the Right of First Offer and Right of First Refusal procedures set forth above.

               2.2.3 During the Covered Period, Sellers agree that they will not, directly or indirectly, either for themselves or for any other person, firm or corporation, divert or take away or attempt to divert or take away any of Purchaser's customers of the Products.

               2.2.4 This non-compete covenant shall be construed as separate covenants covering its subject matter in each of the separate counties and states in the United States and countries throughout the world in which Purchaser sells the Products from time to time. To the extent that any covenant shall be judicially unenforceable in any one or more of said counties, states or countries, such covenant shall not be affected with respect to each other county, state and country, each covenant with respect to each county, state and country being construed as severable and independent. If a court determines that any covenant is unenforceable because it is unconscionable or for any other reason, then the court may modify such covenant to make it enforceable.

               2.2.5 The remedy at law for breach of this non-compete covenant being inadequate, Sellers acknowledge and agree that Purchaser shall be entitled, in addition to such other remedies it may have, to temporary and permanent injunctive relief for any breach or threatened breach of this non-compete covenant without proof of any actual damages that have been or may be caused to it by such breach.

          2.3 Protection of Confidential Information. "Confidential Information" shall mean the Know-How and all other proprietary techniques, trade secrets, confidential information and know-how belonging to Sellers related exclusively to the Product Line. "Confidential Information" includes all business and technical information developed, acquired or compiled by Sellers related solely to the Product Line which has or could have commercial value or other utility in the business in which Sellers are engaged or have contemplated engaging or the unauthorized disclosure of which could be detrimental to the interests of the Purchaser, whether or not such information is in written or permanent form and whether or not such information was identified as confidential information by Sellers "Confidential Information" includes all technical and other proprietary information relating to Sellers' inventions or products, research and development, production processes, manufacturing and engineering processes and production related to the Product Line. "Confidential Information" shall not include any information which is or becomes publicly known other than due to the action or inaction of Sellers, nor shall include information used by Sellers for Sellers' other product lines existing as of the date of this Agreement. Sellers agree that they will hold in trust, keep confidential and not divulge, communicate, use to the detriment of Purchaser, or for the benefit of any other person or persons, or misuse in any way, any Confidential Information. For all Know-How and all other proprietary techniques, trade secrets, confidential information and know-how belonging to GII which relate both to the Product Line as well as to other products of GII not sold hereunder to Purchaser ("Other Information"), GII grants Purchaser a worldwide, perpetual, non-exclusive, fully-paid, right and license to use and reproduce such Other Information.

          2.4 Trademark License. Sellers grant to Purchaser the perpetual non-exclusive, worldwide right and license to use Seller's trademarks "Gesco" and the Stork character following the Closing Date solely in connection with the Purchaser's marketing and distribution of the Products and Products containing minor modifications, including varying the size of existing Products, as set forth in Section 3.3.2 below ("Modified Products"), including, without limitation, the right and license to use such name in all marketing materials, advertisements, product data sheets, product packaging and internet web sites in conjunction with the Products and Modified Products. Such right and license will extend to all of Sellers' logos and trademarks utilizing the name "Gesco" or the Stork character. Purchaser shall defend and indemnify Sellers and their Affiliates and hold them and their respective stockholders, directors and officers harmless from any damage, claim, liability or expense, including reasonable attorneys' fees, arising out of Purchaser's use of Sellers' logos and trademarks licensed hereunder, in connection with the Products and Modified Products which arise solely out of Purchaser's modifications to the Products or which arise out of issues which are not based upon a trademark claim arising out of the "Gesco" or the Stork character trademarks.

     3. Purchase and Terms of Payment. In consideration of and in exchange for the transfer, assignment and conveyance of the Assets by Sellers, and subject to the terms and conditions of this Agreement, Purchaser shall pay to Sellers the amounts at the times set forth in this Section 3.

          3.1 Purchase Price. The purchase price for all of the Assets (the "Purchase Price") shall be an amount equal to three million eighty-two thousand five hundred dollars ($3,082,500), plus the Sellers book value on the Closing Date of the Transferred Inventory (and as allocated per Section 3.4), which amount shall be determined within four (4) business days after the Closing Date based upon a physical inventory to be performed by Purchaser plus the Price Adjustment. For purposes of this Agreement, the following terms shall have the following meanings:

               3.1.1 The "Price Adjustment" means an amount based upon "Sales Comparison Factor", payable in accordance with Sections 3.1.6 through
3.1.8 below.

               3.1.2     "Sales Comparison Factor" means a number equal to:

                Distributor Sales + (0.7) Direct Sales
                    $3,091,311

               3.1.3 "Direct Sales" means Net Revenues achieved by Purchaser for sales of the Products directly to its end-user customers during a given calendar year, excluding all Distributor Sales.

               3.1.4 "Distributor Sales" means Net Revenues achieved by Purchaser for sales of the Products to distributors and other entities retained by Purchaser to purchase and resell Products to end-user customers during a given calendar year.

               3.1.5 "Net Revenues" means gross amounts invoiced by Purchaser for sales of Products less any trade and quantity discounts, rebates, and credit for returned goods and cancellations, and shall further exclude freight charges, insurance fees, taxes, duties, customs fees and the like, all to the extent that any of the foregoing may be actually paid or allowed by Purchaser.

               3.1.6 If the Sales Comparison Factor for the calendar year 1999 is greater to or equal 1.0, then Purchaser shall pay Company, within forty-five (45) days after the end of calendar 1999, three hundred forty-two thousand, five hundred dollars ($342,500.00) as the Price Adjustment.

               3.1.7 If the Sales Comparison Factor for the calendar year 1999 is less than or equal to 0.9, then the Price Adjustment shall be zero, and no further monies will be paid by Purchaser to Company.

               3.1.8 If the Sales Comparison Factor for the calendar year 1999 is greater than 0.9 but less than 1.0, then the Price Adjustment shall be equal to:

               (Sales Comparison Factor - 0.9) X  $3,425,000

          3.2  Terms of Payment.

               3.2.1 Purchaser shall pay Four Million Two Hundred Twenty Seven Six Hundred Twenty Nine Dollars ($4,227,629) in cash or other immediately available funds to Sellers, Four Million Dollars ($4,000,000.00) of which Purchaser shall pay at the Closing (the "Closing Payment"), with the balance to be paid by Purchaser within four (4) business days after the Closing Date, subject to any adjustments to such amount based upon a reconciliation of the Transferred Inventory.

               3.2.2 Within forty-five (45) days following the end of calendar 1999 Purchaser shall calculate the Price Adjustment and pay Sellers the balance of the Purchase Price.

          3.3 Royalties. Subsequent to the Closing, Purchaser shall pay to Sellers royalties (the "Royalty" or "Royalties") as follows:

               3.3.1 One percent (1%) of Net Royalty Revenues from Products sold by Purchaser under the "Gesco" or the Stork character trademarks for a period of five (5) years following the Closing. "Net Royalty Revenues" shall be defined as gross amounts received by Purchaser for sales of Products and Modified Products less any trade and quantity discounts, rebates, and credit for returned goods and cancellations, and shall further exclude freight charges, insurance fees, taxes, duties, customs fees and the like, all to the extent that any of the foregoing may be actually paid or allowed by Purchaser.

               3.3.2 The payment of all Royalties shall be made on Products and Modified Products which Purchaser distributes under the "Gesco" trademark, subject to, and shall be in accordance with, the following terms:

                    3.3.2.1 A Product upon which Royalties would otherwise be due shall not be considered sold and no Royalties shall accrue if such Product is provided to a customer of Purchaser as a replacement product satisfying warranty obligations and no additional payment is made by such customer with respect to such replacement product.

                    3.3.2.2 Royalties shall accrue with respect to Products sold by Purchaser upon the date Purchaser recognizes revenue therefore. Royalties shall be paid to the Company by Purchaser on the sixtieth (60th) day following the end of each calendar quarter. Such payments shall include all Royalties accrued and adjustments for rebates and returns during the preceding calendar quarter.

                    3.3.2.3 Royalties are only payable for calendar years for which the Sales Comparison Factor of Section 3.1.2 is greater than or equal to 1.0.

                    3.3.2.4 All payments of Royalties hereunder shall be made in lawful money of the United States. If Purchaser receives payment in foreign currencies, the amount of its Royalty payment to the Company shall be calculated using the closing exchange rate published in The Wall Street Journal, Western Edition, on the last business day such journal is published in the period to which the payment relates.

                    3.3.2.5 All payments to Sellers hereunder shall be subject to withholding from such payments of all taxes, duties and transfer fees required to be withheld or assessed by or in favor of any governmental authority on the date such payment is to be made, exclusive of any such taxes attributable to the income of Purchaser. Purchaser shall deliver to Sellers copies of governmental receipts or other evidence of payment of such withholding to the appropriate governmental authority.

                    3.3.2.6 A remittance report in reasonably detailed form setting forth sufficient information for the calculation of Royalties due Sellers hereunder and signed by a responsible officer of Purchaser shall be provided by Purchaser at the same time as each payment is made.

                    3.3.2.7 On reasonable written notice, Sellers, at its own expense, shall have the right to have the books and records of Purchaser audited once during each calendar year during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of Royalties and Sales Comparison Factors due to the Company under this Agreement. Such examination with respect to any fiscal year shall not take place later than one (1) year following the expiration of such period. The expense of any such audit shall be borne by Sellers; provided, however, that, if the audit discloses an error in excess of ten percent (10%) in favor of Purchaser, then Purchaser shall pay, in addition to the amount of any underpayment, the reasonable cost of Sellers of the audit.

          3.4 Purchase Price Allocation. Sellers and Purchaser agree that the Purchase Price shall be allocated among the Assets in accordance with Schedule
3.4. Each of the parties agrees to report this transaction for all federal and state tax purposes in accordance with such allocation of the Purchase Price. Each party acknowledges that its failure to comply with the requirements of the preceding sentence will result in the other party's incurring additional taxes, penalties, interest and attorneys' and accountants' fees as a result of said breach, all of which costs and expenses shall be recoverable by the injured party in addition to other amounts it may be entitled to under this Agreement for such breach.

     4.   Closing.

          4.1 Place of Closing. The Closing of the transactions described in this Agreement and all deliveries hereunder shall take place at the principal office of the Purchaser (or at such other place as may be mutually agreed upon by the parties) at the time set forth in Section 4.2.

          4.2 Time of Closing. The time of Closing shall be 4:00 p.m., Mountain Standard Time on July 29, 1998 (or such other time and date as may be mutually agreed upon by the parties) (the "Closing Date").

          4.3 Actions at Closing. In addition to the purchase and sale of Assets pursuant to Section 1, at the Closing, the following transactions shall take place:

               4.3.1 Actions by Sellers. At the Closing, Sellers shall take the following actions:

                    4.3.1.1 Sellers shall deliver to Purchaser a Bill of Sale in a form reasonably acceptable to Purchaser;

                    4.3.1.2 Sellers shall deliver possession of all of the Assets to Purchaser including without limitation all documents, records, drawings, prototypes, magnetic media, computers, and other media embodying intangible Assets.

                    4.3.1.3 As part of the delivery of possession of assets, Sellers and the Purchaser shall have made mutually accepted arrangements for the physical transfer of all fixed assets and inventory, with the drayage and shipping expense of such transfer borne by Sellers, FOB Sellers' shipping dock, with Purchaser paying for insurance of such shipping.

                    4.3.1.4 Sellers and the Purchaser shall have entered into the Transition Plan Agreement in the form attached as Exhibit A, the Supply Agreement in the form attached as Exhibit B, and the Distribution Agreement in the form attached as Exhibit C.

               4.3.2 Actions by Purchaser. At the Closing, Purchaser shall take the following actions:

                    4.3.2.1 Purchaser shall deliver a wire transfer to Sellers in the amount of the Closing Payment.

                    4.3.2.2 Purchaser shall deliver an executed Assumption Agreement to Sellers.

                    4.3.2.3 Sellers and the Purchaser shall have entered into the Transition Plan Agreement in the form attached as Exhibit A, the Manufacturing Agreement in the form attached as Exhibit B, and the Neonatal PICC Distribution Agreement in the form attached as Exhibit C.

          4.4 Actions Subsequent to Closing. Without further consideration, Sellers will at any time, and from time to time, on and after the Closing Date, execute and deliver such further instruments of conveyance, transfer and assignment, and make such governmental filings, and take such other actions as Purchaser may reasonably request to evidence and consummate the transactions contemplated by this Agreement.

     5. Representations and Warranties of Sellers. Except as set forth on the Schedule of Exceptions attached hereto, BAS and GII, jointly and severally, hereby represent and warrant to Purchaser as follows:

          5.1 Organization of Sellers. BAS is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. GII is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Sellers have all requisite power and authority to own, lease and operate its assets and to carry on their businesses as now conducted and as proposed to be conducted, as if Sellers were to continue to conduct such businesses as they had in the past. Sellers are duly qualified or licensed to do business and are in good standing in every jurisdiction where such qualification or licensing is required and failure to be so qualified or licensed would have a material adverse effect on Sellers' businesses.

          5.2 Enforceability of Obligations. Sellers have all requisite power and authority to enter into this Agreement, each Related Agreement and to perform their obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements have been duly authorized by all necessary action on the part of Sellers, their respective officers, directors and shareholders. This Agreement and each Related Agreement (as defined in Section 10.1 below) have been duly executed and delivered by Sellers (to the extent that they are parties thereto) and constitute the legal, valid and binding obligations of Sellers enforceable against them in accordance with their respective terms.

          5.3 Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Sellers in connection with the execution, delivery or performance of this Agreement, or any Related Agreement or the consummation of the transactions contemplated hereby.

          5.4 Non-Contravention. Neither the execution and delivery of this Agreement, or any Related Agreement, nor the performance hereof or thereof, nor the consummation of any of the transactions contemplated hereby, will: (i) contravene, conflict with or result in a violation or breach of any of the provisions of the respective Articles of Incorporation or Bylaws of Sellers;
(ii) contravene, conflict with or result in a violation or breach of any resolution adopted by Sellers or their respective directors; (iii) contravene, conflict with or result in a violation or a material breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any Contract to be assumed by purchaser hereunder; (iv) result in the creation or imposition of any lien, claim or encumbrance on any of the Assets; or (v) contravene, conflict with or result in a violation of any law to which Sellers, or any of their assets is subject.

          5.5 Compliance With Laws. Sellers and their respective officers, directors, Seller's , employees and representatives are and have been at all times in full compliance in all material respects with all applicable laws, rules, regulations, ordinances, rulings, orders, judgments and decrees relating to the Product Line.

          5.6 Litigation. Except as disclosed in Schedule 5.6: (i) there is no action, claim, suit, proceeding, dispute, demand, audit or investigation pending or, to the knowledge of Sellers, threatened against, or with respect to, Sellers, any of their respective assets, which (A) if adversely determined might have a material adverse effect on the Assets or business, condition or operations of Sellers with respect to the Product Line, or (B) challenges or would challenge, or would interfere with or restrain, any of the actions required to be taken under this Agreement or any Related Agreement or the consummation of any of the transactions contemplated hereby or thereby; and (ii) to Sellers' knowledge there exists no basis for any such action, claim, suit, proceeding, dispute, demand, audit or investigation.

          5.7 Financial Statements. Sellers have delivered to Purchaser the unaudited statement of gross profit of Sellers with respect to the Product Line as of and for the fiscal year ended December 31, 1997 ("1997 Financial Statements"). Sellers have also delivered to Purchaser the unaudited statement of gross profit of Sellers with respect to the Product Line as of and for the six (6) month period ended June 30, 1998 (the "June Financial Statements").
Schedule 5.7 contains a complete and accurate copy of the 1997 Financial Statements and the June Financial Statements. The 1997 Financial Statements and the June Financial Statements accurately reflect the information contained in the books and records of Sellers.

          5.8 Absence of Changes. Except as disclosed in Schedule 5.8, since the date of the June Financial Statements:

               (i) Sellers have not sold or otherwise transferred any Assets to any other person, except for inventory in the ordinary course of business consistent with past practice;

               (ii) the amount of any loss, damage or destruction to any of the Assets (whether or not covered by insurance) has not in the aggregate exceeded Ten Thousand Dollars ($10,000);

               (iii) Sellers have not leased or subleased any Assets to any other person except in the ordinary course of business consistent with past practice;

               (iv) Sellers have not subjected any of the Assets to any encumbrances, claims, liens, charges, equities, options, restrictions, pledges, security interests, community property rights, rights of first refusal, agreements, obligations, commitments, arrangements or understandings, whether written or oral ("Encumbrances");

               (v) Sellers have not entered into any contract or incurred any other obligation with respect to the Product Line (whether absolute, accrued, matured, unmatured, asserted, unasserted, fixed, contingent or otherwise);

               (vi) Sellers have not entered into any transaction with respect to the Product Line outside the ordinary course of business or inconsistent with past practice;

                (vii) there has not been any material adverse change in the Assets or the business, condition or operations of Sellers with respect to the Product Line, and no event has occurred that might have a material adverse effect on the assets, business, condition, operations or prospects of Sellers with respect to the Product Line; and

               (viii) Sellers have not agreed or committed (orally or in writing) to do, or take any action that might directly or indirectly result in the occurrence of, any of the things described in this Section 5.8.

          5.9 Title to Assets. Except as set forth in Schedule 5.9, Sellers have good, valid and marketable title to all of the Assets free and clear of any Encumbrances, other than (i) liens for current taxes not yet delinquent, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, and (iv) minor defects in title, none of which, individually or in aggregate, materially interferes with the use or diminishes the value of the property involved. Except as set forth on Schedule 5.9, there exists no restriction on the proposed transfer of the Assets, and on the Closing Date, Purchaser will be vested with good and marketable title to, and own all rights in and to, all of the Assets, free and clear of any Encumbrances. The Assets and the Excluded Assets constitute all of the assets, properties and business required to manufacture the Product Lines and there is no other asset or property necessary or appropriate for the manufacturing of the Product Lines.

          5.10 Tangible Personal Property. Schedule 5.10 sets forth a complete and accurate list of all tangible Assets comprising machinery, equipment, molds, tooling, fixtures, furniture and other tangible personal property owned by Sellers related to the Product Line. The tangible personal property identified on Schedule 5.10 constitutes all of the tangible personal property necessary for, or used or useful in, the conduct by Sellers of its business as currently conducted with respect to the Product Line, except for items specifically excluded in Schedule 1.3 for which Sellers make no representations, and each item thereof functions in accordance with the specifications set forth in the documentation related thereto and is otherwise functional in all material respects (ordinary wear and tear excepted).

          5.11 Intellectual Property.

               5.11.1 Interests in Intellectual Property. Schedule 5.11 sets forth a complete and accurate list of (i) all United States and foreign patents, patent applications, inventions as to which Sellers have commenced action to apply for patents, trademarks (either registered, common law or registration applied for), and copyrights that are related to the Product Line and as of the date of this Agreement and are being assigned or licensed to Purchaser hereunder
(A) owned or otherwise held in the name of Sellers or (B) owned by or otherwise held in the name of third parties in which Sellers have any interest by license or otherwise; and (ii) all licenses, assignments and agreements to which either of the Sellers is a party relating to any United States or foreign patent, patent application, trademark (either registered, common law or registration applied for), copyright, process, design, trade secret, know-how or technology owned by either of the Sellers or in which either of the Sellers has an interest that area related to the Product Line.

               5.11.2 No Infringement or Misappropriation. Except as disclosed in Schedule 5.11.2, to Sellers' knowledge, there is no infringement or alleged infringement by others of any patent, trademark or copyright listed on
Schedule 5.11 or any misappropriation or unauthorized use by others of any Know-How or other proprietary right of Sellers. Sellers have not infringed upon and are not infringing upon, and have not engaged in, and are not engaging in, any unauthorized use or misappropriation of, any trademark, service mark, copyright or trade secret, or to the best of Sellers' knowledge, patent rights, owned by or belonging to any other person; and there is no pending or threatened claim, and no basis for the assertion of any claim, against Sellers with respect to any such infringement, unauthorized use or misappropriation.

               5.11.3 Free of Payments. All of the intellectual property described in Schedule 5.11 and all of the Know-How, all of which are part of the Assets, are owned or usable by Sellers free of payments to any third party.

               5.11.4 Enforceability of Patents. To the knowledge of Sellers, there is no prior art with respect to any of the patents or patent applications owned by Sellers set forth on Schedule 5.11 which was not disclosed to the U.S. Patent and Trademark Office (or to any comparable foreign authority, if necessary) in connection with applications. To the knowledge of Sellers, there are no facts or events making any one or more claims of any of the patents listed in Schedule 5.11 invalid or unenforceable and Sellers have not engaged in any conduct, or omitted to perform any necessary act, the result of which would be to invalidate any of the patents listed in Schedule 5.11 or adversely affect any of their enforceability.

               5.11.5 Use by Purchaser. Purchaser's practice and use of the intellectual property described in Schedule 5.11 and the Know-How to develop, manufacture and sell Products will not infringe any copyright, trade secret, or, to the knowledge of Sellers any patent right, trademark or service mark of any third party, and will not violate any agreement by which Sellers are bound.

          5.12 Inventory. Schedule 5.12 sets forth a complete and accurate list of all items of inventory (raw material, work in process and finished goods) of Sellers on hand at Sellers and transferable as of the Closing. All such inventory items comply in all material respects with all applicable laws, rules and regulations. "Transferable Inventory" means all raw materials, work-in-process and finished goods which Sellers then have on hand on the Closing Date which satisfies all of the following criteria (unless agreed by Purchaser otherwise): (a) finished goods are in resalable condition in their existing packaging, (b) raw material and work in process inventory meet the specifications therefore, (c) does not include any Product (or components thereof) in sterile packaging if the theoretical shipment date for such components based on the Jan-May 1998 Consumption Rate for such Product is within six (6) months of the sterility expiration date, and (d) does not include any inventory quantity of raw materials, work-in-process and finished goods which in the aggregate exceeds a two (2) year supply based upon the Jan-May 1998 Consumption Rate for the applicable Product.

          5.13 Contracts. Schedule 5.13 accurately identifies each contract, agreement, lease, license or other contract or instrument (collectively the "Contracts") with respect to the Product Line to which either of the Sellers is a party or by which either of the Sellers or any of their the Assets is bound, including the Distributor Contracts and Vendor Contracts (other than those contracts or instruments which are excluded from the definition of Assets under
Section 1.3). Sellers have delivered to Purchaser complete and accurate copies of all of the Contracts identified in Schedule 5.13, including all amendments thereto. All of the Contracts identified in Schedule 5.13 are valid and in full force and effect and are enforceable in accordance with their terms in all material respects. Except as disclosed in Schedule 5.13, there is no existing default by Sellers or, to Sellers knowledge any other person under any such Contracts, and to Sellers' knowledge there exists no condition or set of circumstances which, with notice or lapse of time or both, would constitute a material default. Schedule 5.13 further sets forth those Distributor Contracts and Vendor Contracts to be assigned to and assumed by Purchaser and those Contracts to be retained and performed by Sellers or to be canceled by Sellers pursuant to Section 10.6. All Distributor Contracts expire on or before January 1, 1999 or may be terminated by Purchaser on or before January 1, 1999 without any liability to Purchaser.

          5.14 Licenses and Permits. Schedule 5.14 sets forth a complete and accurate list of all of the licenses, permits, authorizations, franchises, approvals and concurrences (including without limitation all federal food and drug regulatory agencies' approvals and concurrences) issued to, possessed by, used by or otherwise in effect with respect to the business of Sellers with respect to the Product Line. All of the licenses, permits, authorizations, franchises, approvals and concurrences identified in Schedule 5.14 are valid and in full force and effect. Such licenses, permits, authorizations, franchises, approvals and concurrences constitute all of the licenses, permits, authorizations, franchises, approvals and concurrences required to permit Sellers to conduct the business of Sellers in the manner in which it is now being conducted, and Sellers are not in violation or breach of any of the terms, requirements or conditions of any of such licenses, permits, authorizations, franchises, approvals or concurrences which would have a material adverse effect on the Assets or Purchaser's conducting the business carried out by Sellers based upon and using the Assets. Except as set forth in Schedule 5.14, all of such licenses, permits, authorizations, franchises, approvals and concurrences are fully assignable by Sellers to Purchaser and shall be transferred to Purchaser on the Closing Date in full force and effect.

          5.15 Other Relationships. Except as disclosed in Schedule 5.15, there is no pending dispute or disagreement, or to Sellers' knowledge, threatened dispute or disagreement, and, to the best of Sellers' knowledge, there have been no events which may give rise to any dispute or disagreement, between either of the Sellers and any of the clients or customers of such Seller or any other person having a business relationship with Sellers with respect to the Product Line. To Sellers' knowledge, no client or customer of Sellers, or other person having a business relationship with Sellers with respect to the Product Line, has indicated that it may terminate its business with Sellers.

          5.16 Brokers. Sellers have not agreed to pay any brokerage fees, finder's fees or other fees or commissions with respect to any of the transactions contemplated by this Agreement; and no person is entitled, or shall claim that it is entitled, to receive any such fees or commissions in connection with any of such transactions based on any action taken by or on behalf of Sellers.

          5.17 United States Food & Drug Administration.

               5.17.1 With respect to the Products each of the Sellers is, and the Products are, in compliance in all material respects with all current applicable statutes, rules, regulations, standards, guides or orders administered or issued by the Federal Food and Drug Regulatory Agencies or any other federal, state or local agency or governmental body having regulatory authority over such products (the "Regulatory Agencies").

               5.17.2 Sellers have not received from the Regulatory Agencies, and has no knowledge of any facts that would furnish any reasonable basis for, any notice of adverse findings, regulatory letters, warning letters, Section 305 notices or other similar communications from the Regulatory Agencies with respect to the Products, and there have been no seizures conducted or threatened by the Regulatory Agencies, and no recalls, field notifications or alerts conducted, requested or threatened by the Regulatory Agencies relating to the Products.

               5.17.3 Each premarket notification ("510(k)") document and related documents and information for each of the Products is in compliance in all material respects with the applicable federal statutes, rules, regulations, standards, guides or orders administered or promulgated by the Regulatory Agencies and all preclinical and clinical studies have been conducted with recognized good clinical and good laboratory practices in all material respects. The Disclosure Letter sets forth a complete and accurate list of all Products indicating which products are marketed under an approved Regulatory Agencies authority (e.g., 510(k)) and identifying such authority. Such listing also contains a complete and accurate list of all 510(k) submissions of Sellers or any of its subsidiaries currently pending with the Regulatory Agencies.

               5.17.4 To the best of Sellers' knowledge, there are no facts which are reasonably likely to cause (i) the denial, withdrawal, recall or suspension of any Product, or (ii) a change in the marketing classification or labeling of any Product, or (iii) a termination or suspension of marketing of any Product.

               5.17.5 None of the Products has been recalled or subject to a field notification (whether voluntarily or otherwise), and Sellers have not received notice (whether completed or pending) of any proceeding seeking recall, suspension or seizure of any Product.

          5.18 Product Liability Claims. Schedule 5.18 sets forth a complete and accurate list of all claims, investigations, or proceedings, actual, pending or threatened, for product defect, malfunction, liability or performance with respect to the Products. Except as set forth in Schedule 5.18, no such claim is pending or has been made, or to Sellers' knowledge is threatened with respect to the Products.

          5.19 End User List. To the best of Sellers' knowledge, the sales tracing reports delivered to Purchaser within two (2) business days of Closing will be a true, complete and accurate sales tracing report for the period January 1, 1998 through June 30, 1998 for the Product Line (the "Sales Tracing Report"). Sellers have no reason to believe that any of such customers included on the Sales Tracing Report will cease being customers for the Products subsequent to the Closing, provided, however that it is understood and agreed by the parties that no representation is being made hereunder that such customers will remain customers of Purchaser subsequent to the Closing.

          5.20 Vendor List. Schedule 5.20 contains a true, complete and accurate list of all vendors of raw materials, components and other items necessary for the manufacture of the Products (the "Vendor List"). To the knowledge of Sellers, there is no vendor appearing on the Vendor List that has refused to, or threatened or refused to, continue to do business with Purchaser after the Closing on the same terms and conditions as Sellers did business with such vendors prior to the Closing which if such refusal occurred, Purchaser would not be able to locate and secure and equivalent vendor for equivalent terms.

          5.21 Full Disclosure. Except as disclosed in Schedule 5.19, there is no fact known to Sellers that is not disclosed herein and that could (i) materially adversely affect the assets, business, condition or operations of Sellers with respect to the Product Line or the ability of Sellers to perform any of its obligations hereunder, or (ii) prevent or interfere in any material way with the ability of Purchaser to conduct the business of Sellers with respect to the Product Line after the Closing in substantially the same manner as such business has heretofore been conducted by Sellers. Neither this Agreement nor any of the Schedules hereto, nor any other agreement, instrument, certificate, schedule, document or statement furnished or made, or to be furnished or made, by or on behalf of Sellers in connection with this Agreement or any of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

     6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Sellers as follows:

          6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.

          6.2 Enforceability of Obligations. Purchaser has all requisite corporate power and authority to enter into this Agreement and each related Agreement, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each related Agreement have been duly authorized by all necessary corporate action of Purchaser. This Agreement and each related Agreement have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

          6.3 Approvals. Purchaser has obtained all of the authorizations, consents and approvals and has made all of the registrations and filings required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement and related Agreement and the consummation of the transactions contemplated hereby.

          6.4 Non-Contravention. Neither the execution and delivery of this Agreement or any related Agreement, nor the performance hereof or thereof, nor the consummation of any of the transactions contemplated hereby, will contravene, conflict with or result in a violation of Purchaser's Articles of Incorporation or Bylaws or any law, rule, regulation, order, judgment or decree to which Purchaser or its assets is subject.

          6.5 Litigation. There is no action, claim, suit, proceeding, dispute, demand, audit or investigation pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or would challenge, or could interfere with or restrain, any of the actions required to be taken under this Agreement or the consummation of any of the transactions contemplated hereby.

          6.6 Brokers. Purchaser has not agreed to pay any brokerage fees, finder's fees or other fees or commissions with respect to the transactions contemplated by this Agreement; and no person is entitled, or shall claim that it is entitled, to receive any such fees or commissions in connection with any of such transactions based upon any action taken by or on behalf of Purchaser.

     7. Survival of Representations and Warranties. The representations and warranties of each party hereto (including the representations and warranties contained in this Agreement and the representations and warranties contained in the instruments and other documents executed and delivered in connection herewith) (i) shall survive the execution of this Agreement and the Closing of the transactions contemplated hereby through December 31, 1999 except for claims arising from any fraudulent misrepresentation, in which case the applicable representations and warranty shall survive in perpetuity, and (ii) shall not be limited or otherwise affected by any information furnished to, or any investigation made by or any knowledge of, any party hereto or any of the officers, employees, attorneys, accountants, agents or representatives of any party hereto, except as expressly set forth therein. For purposes of this Agreement, each statement and other item of information in any of the Schedules referred to in this Agreement shall be deemed to be a representation and warranty of the party or parties making the representations and warranties in the corresponding Section of the Agreement and shall be deemed to be set forth and contained "in this Agreement."

     8.   Indemnity.

          8.1 Indemnity. Subject to the provisions and limitations contained in this Section 8, each of the Sellers, jointly and severally, shall indemnify and hold Purchaser, its stockholders, directors and officers harmless from any damage, claim, liability or expense, including reasonable attorneys' fees, arising out of the breach of any representation or warranty or the nonfulfillment of any covenant contained herein by either of the Sellers or out of any liability, obligation or commitment of either of the Sellers not expressly assumed by Purchaser hereunder. Purchaser shall have the right to set off in full indemnity payment amounts due from Sellers against the price adjustment and future royalty payments described herein.

          8.2 Limitations on Indemnity. The indemnity obligations of Sellers, jointly, shall be limited as follows:

               8.2.1 Claim Threshold. Except as provided below, the indemnities provided herein shall apply to Losses only in the event such Losses aggregate in excess of Fifty Thousand Dollars ($50,000) (the "Claim Threshold"). No individual claim which is not part of the series of related claims shall count toward the Claim Threshold if such individual claim has a Loss associated therewith of less than Two Thousand Five Hundred Dollars ($2,500.00). All claims shall count toward reaching the Claim Threshold. Subject to the Claim Threshold having been reached, any claim in excess of the Claim Threshold shall be compensable in full. Notwithstanding the foregoing, claims for Losses resulting from breaches of Section 5.12 or from fraud or intentional misrepresentation or intentional breaches shall be entirely compensable by Sellers shall not be subject to the Claim Threshold.

               8.2.2 Indemnification Ceiling. After satisfaction of the Claim Threshold, the aggregate liability of Sellers under the indemnities set forth in Section 8.1 for claims for all Losses other than fraud or intentional misrepresentations or intentional breaches (which Losses shall be compensable in full) shall be limited to a maximum amount equal to the Purchase Price up to the time that such maximum amount is determined paid by Purchaser to Sellers (the "Indemnification Ceiling").

               8.2.3 Survival. The indemnity obligations of Sellers shall survive the Closing and shall remain in effect following the Closing Date through December 31, 1999, except that: (i) the indemnity obligation set forth in Section 8.1 with respect to fraud and intentional misrepresentations or intentional breaches shall remain in effect for two (2) years from the date of discovery of each such fraud or intentional misrepresentation or breach; (ii) any claim by any party for product liability arising out of the Products sold by Sellers prior to the Closing, shall continue until the expiration of the applicable statute of limitations therefor; and (iii) with respect to Matters arising or Loss Notices (as hereinafter defined) given before such time which may lead to Losses against which Purchaser is indemnified, such obligation to indemnify shall continue for such potential Losses until the settlement or final disposition of such Matter, including the exhaustion of all appeals, or until the Loss described in such Loss Notice is agreed upon or otherwise resolved pursuant to Section 8.4.2.

          8.3 Loss. For purposes of this Section 8, "Loss" or "Losses" shall mean any loss, liability, obligation, damage or expense including interest and penalties, attorneys' fees and legal costs and expenses, suffered by a party entitled to indemnification hereunder (the "Indemnified Party").

          8.4  Procedures for Indemnification.

               8.4.1 Matters. In the event Purchaser receives notice of the initiation or commencement of any claim, demand, action, suit, examination, audit, proceeding, investigation or other similar matter ("Matter") with respect to which Sellers may become obligated to indemnify Purchaser pursuant to
Section 8.1, Purchaser shall give written notice (the "Indemnification Notice") of such entitlement to indemnification to Sellers. Any such Indemnification Notice shall briefly set forth the basis for the requested indemnification, a description of the Matter, and the amount of the indemnification payment (if determinable) which Purchaser has determined that it is entitled to receive with respect to any such Matter. Sellers shall have the right, exercisable by written notice to Purchaser, at its own expense, to assume the defense of any such Matter. If Sellers, or either of them, so elect to assume the defense of any such Matter, (i) Seller(s) shall proceed to defend such action in a diligent manner with legal counsel reasonably acceptable to Purchaser, (ii) Purchaser shall make available to Seller(s) any documents and materials in the possession of Purchaser that may be necessary to the defense of such Matter, (iii) Purchaser shall otherwise cooperate with Seller(s) in the defense of such Matter, (iv) Seller(s) shall keep the Purchaser informed of all material developments and events relating to such Matter, (v) Purchaser shall have the right to participate, at its own expense, in the defense of such Matter, and
(vi) Seller(s) shall not settle, adjust or compromise such Matter without the prior written consent of Purchaser; provided, however, that Purchaser shall not unreasonably withhold its consent to any proposed settlement.

               8.4.2 Other Indemnification. In the event Purchaser suffers a Loss for which it is entitled to indemnification pursuant to Section 8.1, other than as set forth in Section 8.4.1 and described in an Indemnification Notice, Purchaser shall deliver to Sellers, a notice ("Loss Notice") specifying the amount of such Loss and briefly describing the circumstances under which such Loss was incurred. Sellers shall pay Purchaser in cash, within thirty (30) days after receipt of such Loss Notice, an amount equal to such Loss or, in the event Sellers object to such proposed indemnification, written notice of such objection (which shall include a reasonably detailed explanation of the basis for such objection) to Purchaser. In the event such written objection is not received by notice in accordance with this Section within such thirty (30)-day period, then Sellers shall be deemed to have accepted the indemnification obligation set forth in the Loss Notice. In the event of a written objection to a Loss Notice, the parties shall attempt to resolve their dispute relating to indemnification by whatever means such parties deem appropriate. In the event such parties are unable to timely resolve such dispute, each party shall be entitled to pursue any and all rights and remedies available to it hereunder.

               8.4.3 Interest. In the event any indemnification amount hereunder is not paid within thirty (30) days after a Loss Notice or a final adjudication or settlement of a Matter, such indemnification amount shall bear interest at ten percent (10%) per annum.

     9.   Post-Closing Covenants.

          9.1 Cessation of Sales. From and after the Closing Date, Sellers will cease selling and shipping all Products and shall turn over to Purchaser any open and unfilled orders for such Products, as part of the Assets purchased by Purchaser.

          9.2 Transition Plan. Sellers and Purchaser will timely, fully and completely satisfy their respective obligations under the Transition Plan.

     10.  Miscellaneous.

            10.1 Other Definitions. As used herein, the following terms shall have the following meanings:

                  10.1.1 "Affiliate" of a party shall mean any corporation or business entity controlled by, controlling or under common control with such party.

                  10.1.2 "To the knowledge of a party" or "to the best knowledge of a party" shall mean the actual knowledge of the officers of such party, and for Sellers, Sellers' Management Board Members, Tom Cardosi, Mike Halloran, Ed Bernside, Don Preecs and Cheryl Duke. Actual knowledge of such individuals shall include, but not be limited to, matters about which such individuals have received written notice, even if such individuals have not actually read such notice.

                  10.1.3 A matter which is "material" to a party shall mean a matter which has an impact to such party in the amount of at least five thousand dollars ($5,000).

                  10.1.4 "Related Agreements" shall mean Supply Agreement, Distribution Agreement and all other agreements referred to herein which shall be executed by Purchaser and either or both of Sellers.

          10.2 Governing Laws. IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INTERNAL LAWS OF THE STATE OF UTAH (IRRESPECTIVE OF ITS CHOICE OF LAW PRINCIPLES) SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES.

          10.3 Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

          10.4 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          10.5 Entire Agreement. This Agreement and the exhibits and schedules hereto, and the documents referenced herein, constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.

          10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument signatures by facsimile shall be the equivalent of original signatures.

          10.7 Other Remedies. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

          10.8 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby.
The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other breach or default or succeeding breach or default.

          10.9 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          10.10 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). In addition, the prevailing party in any suit shall be entitled to recover its reasonable attorneys' fees incurred in enforcing the final judgment or arbitration award. Such right to attorneys' fees pursuant to this Section 10.10 is severable from the other provisions of this agreement, shall survive the initial judgment or award in favor of the prevailing party, and is not to be deemed to be merged into such judgment or award.

          10.11 Notices. Whenever any party hereto desires or is required to give any notice, demand or request with respect to this agreement, each such communication shall be in writing and shall be given or made by telecopy, telegraph, cable, mail or other delivery and telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the addresses specified below:

     Sellers:            C.R. Bard, Inc.
                         730 Central Avenue
                         Murray Hill, New Jersey  07974
                         Fax:  (908) 277-8363
                         Attn: General Counsel

     with a copy to:     Bard Access Systems, Inc.
                         5425 W. Amelia Earhart Drive
                         Salt Lake City, Utah 84116
                         Attn: President

     Purchaser:          Utah Medical Products, Inc.
                         7043 South 300 West
                         Midvale, Utah  84047
                         Fax:  (801) 566-2062
                         Attn: President

Except as otherwise provided elsewhere in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or delivered by hand, or in the case of a mailed notice, five (5) days after being deposited in the United States certified or registered mail, postage prepaid. Any party may change its address for such communications by giving notice thereof to the other parties in conformance with this section.

          10.12 Construction of Agreement. This Agreement has been negotiated by the respective parties and their attorneys and the language hereof shall not be construed for or against any party.

          10.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party, to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

          10.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended nor shall be interpreted to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Sellers, or partner of any party hereto or any other person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely among the parties to this Agreement.

          10.15 Publicity; Confidentiality. Except as provided herein or required by law (including, without limitation, the federal securities laws), none of the Purchase or Sellers shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first hereinabove written.

SELLERS:                             PURCHASER:

BARD ACCESS SYSTEMS, INC.            UTAH MEDICAL PRODUCTS, INC.

By: /s/ Guy J. Jordan                By: /s/ Kevin L. Cornwell
Title: Vice President                Title:  Chairman and Chief Executive
                                             Officer


GESCO INTERNATIONAL, INC.
By: /s/ Guy J. Jordan
Title: Vice President

                               LIST OF EXHIBITS
                               ----------------

     EXHIBIT                   DESCRIPTION
     --------                  ------------

       A                       Transition Plan

       B                       Supply Agreement

       C                       Distribution Agreement

                               LIST OF SCHEDULES
                               -----------------

     SCHEDULE                  DESCRIPTION
     --------                  ------------
       1.2                     Products

       1.3                     Excluded Assets

       3.5                     Allocation of Purchase Price

       5.6                     Litigation

       5.7                     Financial Statements

       5.8                     Certain Changes

       5.9                     Exceptions to Title

       5.10                    Tangible Personal Property

       5.11                    Intellectual Property

      5.11.2                   No Infringement

       5.12                    Transferable Inventory Stock Status as of
                                4-30-98, and 1998 Standard Costs

       5.13                    Contracts

                                  ii
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       5.14                        Licenses and Permits

       5.15                        Other Relationships

       5.18                        Product Liability Claims

       5.19                        Customers

       5.20                        Vendors

       5.21                        Other Matters




















                                 iii
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